As filed with the Securities and Exchange Commission on July 22, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933

FOUNDRY NETWORKS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0431154
(State of incorporation)	(I.R.S. Employer Identification No.)

2100 Gold Street
P.O. Box 649100
San Jose, CA 95164-9100
(Address of principal executive offices)

1996 Stock Plan
1999 Directors’ Stock Option Plan
1999 Employee Stock Purchase Plan
2000 Non-Executive Stock Option Plan
(Full title of the Plans)

Bobby R. Johnson, Jr.
President and Chief Executive Officer
Foundry Networks, Inc.
2100 Gold Street
P.O. Box 649100
San Jose, CA 95164-9100
(408) 586-1700
(Name, address and telephone number, including area code, of agent for service)

Copy to:

David C. Lee
Venture Law Group
A Professional Corporation
2800 Sand Hill Road
Menlo Park, California 94025
(650) 854-4488

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

1996 Stock Plan Common Stock, 0.0001 par value	938,283 Shares(2)	$7.05(3)	$6,614,895.15	$608.57

Common Stock, 0.0001 par value	6,061,717 Shares(2)	$5.86(4)	$35,521,661.62	$3,267.99

1999 Directors’ Stock Option Plan Common Stock, 0.0001 par value	2,000,000 Shares(5)	$7.05(3)	$14,100,000.00	$1,297.20

1999 Employee Stock Purchase Plan Common Stock, $0.0001 par value	1,500,000 Shares(6)	$5.99(7)	$8,985,000.00	$826.62

2000 Non-Executive Stock Option Plan Common Stock, $0.0001 par value	1,776,620 Shares(8)	$7.05(3)	$12,525,171.00	$1,152.32

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
The 7,000,000 shares being registered under the 1996 Stock Plan represents an increase of 2,000,000 shares approved at the Registrant’s most recent annual stockholders meeting, held June 14, 2002, and the annual automatic increase of 5,000,000 shares in accordance with the terms of the 1996 Stock Plan on the first day of the fiscal year.

(3)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation with respect to unissued options is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on July 15, 2002.

(4)
Computed in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Computation based on the weighted average per share exercise price (rounded to nearest cent) of outstanding options under the referenced plan, the shares issuable under which are registered hereby.

(5)	The 2,000,000 shares being registered under the 1999 Directors’ Stock Option Plan represents the increase approved at the Registrant’s most recent annual stockholders meeting, held June 14, 2002.
(6)
The 1,500,000 shares being registered under the 1999 Employee Stock Purchase Plan represents the automatic annual increase in accordance with the terms of the 1999 Employee Stock Purchase Plan on the first day of the fiscal year.

(7)
Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on July 15, 2002, multiplied by 85%, which is the percentage of the trading purchase price applicable to purchased under the referenced Plan.

(8)
The 1,776,620 shares being registered under the 2000 Non-Executive Stock Option Plan represents the increase approved by the Registrant’s Board of Directors on July 17, 2002. The increase of 1,776,620 shares equates to the total number of (i) unvested shares of Company Common Stock repurchased from optionees under the 1996 Stock Plan (254,620 shares) between January 1, 2001 and June 30, 2002 and (ii) shares of Company Common Stock repurchased in open market transactions (1,522,000) in October 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (File No. 000-26689).

(b)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (File No. 000-26689).

(c)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Securities Exchange Act of 1934 on July 13, 1999, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.    Description of Securities.    Not applicable.

Item 5.    Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys of Venture Law Group who work on matters for the Company beneficially own approximately 12,880 shares of the Registrant’s Common Stock.

Item 6.    Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable relief such as injunctive relief or rescission.

The Registrant’s bylaws provide that it shall indemnify its directors and officers and may indemnify its employees and other agents to the full extent permitted by law. The Registrant believes that indemnification under its bylaws will cover at least negligence and gross negligence on the part of an indemnified party. The Registrant’s bylaws will also permit it to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of the party’s status or service as a director, officer, employee or other agent of the Registrant upon an undertaking by the indemnified party to repay these advances if it is ultimately determined that the party is not entitled to indemnification.

The Registrant has also entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require the Registrant to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers and directors, but not for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.    Exemption from Registration Claimed.    Not applicable.

Item 8.    Exhibits.

Exhibit Number

5.1	Opinion of Venture Law Group, a Professional Corporation.

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

24.1	Powers of Attorney (see signature page).

99.1	Notice Regarding Consent of Arthur Andersen LLP.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[Signature Pages Follow]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Foundry Networks, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this July 22, 2002.

FOUNDRY NETWORKS, INC.

By:	/s/ TIMOTHY D. HEFFNER
Timothy D. Heffner Vice President, Finance & Administration, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bobby R. Johnson, Jr. and Timothy D. Heffner, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BOBBY R. JOHNSON, JR. Bobby R. Johnson, Jr.	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 22, 2002

/s/ TIMOTHY D. HEFFNER Timothy D. Heffner	Vice President, Finance & Administration, Chief Financial Officer (Principal Financial and Accounting Officer)	July 22, 2002

/s/ ANDREW K. LUDWICK Andrew K. Ludwick	Director	July 22, 2002

/s/ ALFRED J. AMOROSO Alfred J. Amoroso	Director	July 22, 2002

/s/ C. NICHOLAS KEATING, JR. C. Nicholas Keating, Jr.	Director	July 22, 2002

/s/ J. STEVEN YOUNG J. Steven Young	Director	July 22, 2002

INDEX TO EXHIBITS

Exhibit Number

5.1	Opinion of Venture Law Group, a Professional Corporation.

23.1	Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

24.1	Powers of Attorney (see signature page).

99.1	Notice Regarding Consent of Arthur Andersen LLP.